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                                  Exhibit 21.0

                         SUBSIDIARIES OF THE REGISTRANT

o    Meret Communications, Inc., a California corporation

     o    Sorrento Networks, Inc., a Delaware corporation

          o    Sorrento Networks Europe SA, a Belgium company

          o    Sorrento Networks GmBH, incorporated in Germany

          o    Osicom Technologies Europe Limited, incorporated in the United
               Kingdom

          o    Osicom Technologies SA, incorporated in France

          o    Sorrento Networks Asia-Pacific PTE LTD

o Sorrento Valley Real Estate Holdings, LLC, a California limited liability corporation

o    Relialogic Technology Corporation, a California corporation

o    R-Net International, Inc., a Nevada corporation

o PDP Acquisition Corp., a California corporation, (doing business as Pacific Data Products)

o    Sciteq Communications, Inc., a Nevada corporation